As filed with the Securities and Exchange Commission on July 15, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knowles Corporation

(Exact name of registrant as specified in its charter)

Delaware	90-1002689
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1151 Maplewood Drive, Itasca, IL	60143
(Address of Principal Executive Offices)	(Zip Code)

Audience, Inc. Amended and Restated 2011 Employee Stock Purchase Plan

(Full Title of the Plan)

Jeffrey S. Niew

President & Chief Executive Officer

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

(Name and address of agent for service)

(630) 250-5100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Offering Price Per Share (2)	Aggregate Offering Price(2)(3)	Amount of Registration Fee(2)(3)
Common Stock, $0.01 par value	639,857	$18.72	$3,302,919.36	$383.80
(1)	Represents 463,419 common shares of Knowles Corporation (the “Registrant”), $0.01 par value per share (“Common Stock”), originally registered on the Registration Statement on Form S-4 (Registration No. 333-204291), which are issuable pursuant to outstanding stock options and restricted stock units of Audience, Inc., and 176,438 shares of Common Stock reserved for issuance under the Audience, Inc. Amended and Restated 2011 Employee Stock Purchase Plan, as amended or supplemented from time to time (the “Plan”) as adjusted and assumed by the Registrant on July 1, 2015 pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 29, 2015, among the Registrant, Audience, Inc. and Orange Subsidiary, Inc. This Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $18.72 per share represents the average of the high and low sales prices of the Registrant’s common shares as reported on the New York Stock Exchange on July 13, 2015.
(3)	The registration fees are being offset in respect of registration fees in respect of 463,419 shares of Common Stock equal to $1,008.06, that were paid in connection with the original filing on May 19, 2015 of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-204291). Such Registration Statement was declared effective on June 30, 2015.

EXPLANATORY NOTE

On July 1, 2015, Orange Subsidiary, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), merged (the “Merger”) with and into Audience, Inc. (“Audience”), with Audience continuing as the survivor of such merger and as a wholly owned subsidiary of the Registrant, pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of April 29, 2015, among the Registrant, Audience and Merger Sub (the “Merger Agreement”). Under the Merger Agreement, certain options to purchase Audience common stock granted under the Plan and all outstanding Audience restricted stock units that were outstanding immediately prior to the effective time of the Merger (the “Effective Time”) were assumed by the Registrant and converted into an option to purchase Common Stock or restricted stock units of Knowles, as the case may be, on the same terms and conditions as the Audience stock options and restricted stock units, respectively (but taking into account any changes thereto, including any acceleration, lapse or other vesting, provided in the Plan or related award documents by reason of the Merger). The number of shares of Common Stock subject to each such converted stock option and restricted stock unit equals the number of shares of Audience common stock subject to such Audience stock option or restricted stock unit, respectively, multiplied by the conversion ratio, rounded down to the nearest whole share of Common Stock. The conversion ratio equals 0.2647 which equals the fraction (rounded to the nearest 1/10,000) having a numerator equal to $5.01, and having a denominator equal to the volume weighted average of the sale prices for Common Stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the tender offer made by Merger Sub for outstanding shares of Audience common stock (without any adjustment thereto pursuant to application of the collar). Also at the Effective Time, the Registrant assumed the Plan, as amended and adjusted. This Registration Statement relates to shares that may be issued for future awards granted by the Registrant under the Plan and to the outstanding Audience options and restricted stock units assumed by Registrant in connection with the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to the respective participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

(b) Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to the General Counsel of the Registrant at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

•	annual report of the Registrant on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015;

•	current reports of the Registrant on Form 8-K, filed with the SEC on January 6, 2015, April 30, 2015, May 8, 2015 and July 2, 2015 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01);

•	quarterly report of the Registrant on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 6, 2015; and

•	the description of the Registrant’s Common Stock set forth under the heading “Description of Knowles’ Capital Stock” in the Company’s Information Statement, filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides that no director shall be liable to the Registrant or the Registrant’s shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation also provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law. A director’s or officer’s right to indemnification under the Certificate of Incorporation includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and advancement of expenses in the Certificate of Incorporation are not exclusive of any other right which any person may have under the Certificate of Incorporation, amended and restated by-laws (the “By-Laws”), any statute, agreement, vote of shareholders or disinterested directors or otherwise. In addition, any repeal or modification of the indemnification or advancement of expenses provisions in the Certificate of Incorporation will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Registrant existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Registrant’s By-Laws provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The By-Laws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. Expenses (including attorneys’ fees) incurred by a current or former director or officer or employee entitled to indemnification under the By-Laws in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided by, or granted pursuant to, the By-Laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Any repeal or modification of the indemnification or advancement of expenses provisions of the By-Laws will not adversely affect any right or protection thereunder of a director, officer or employee of the Registrant in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

The Registrant maintains liability insurance for its directors and officers. Such insurance is available to the Registrant’s directors and officers in accordance with its terms.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Reference

4.1	Amended and Restated Certificate of Incorporation of Knowles Corporation	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2014

4.2	Amended and Restated By-Laws of Knowles Corporation	Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2014

4.3	Audience, Inc. Amended and Restated 2011 Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.4 to Audience, Inc. Annual Report on Form 10-K filed with the Commission on March 14, 2014

5.1	Opinion of Sidley Austin LLP	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Sidley Austin LLP	Included in Opinion filed as Exhibit 5.1

24.1	Powers of Attorney	Contained in the Signature Page to this Registration Statement

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, on this 15th day of July, 2015.

KNOWLES CORPORATION

By:	/s/ Jeffrey S. Niew
	Name:	Jeffrey S. Niew
	Title:	President & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jeffrey S. Niew, John S. Anderson and Bryan E. Mittelman, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Niew	Chief Executive Officer, President and Director (Principal Executive Officer)	July 15, 2015
Jeffrey S. Niew
/s/ John S. Anderson	Senior Vice President & Chief Financial Officer (Principal Financial Officer)	July 15, 2015
John S. Anderson
/s/ Bryan E. Mittelman	Vice President, Controller (Principal Accounting Officer)	July 15, 2015
Bryan E. Mittelman

/s/ Jean-Pierre M. Ergas	Chairman of the Board	July 15, 2015
Jean-Pierre M. Ergas

/s/ Keith L. Barnes	Director	July 15, 2015
Keith L. Barnes

/s/ Robert W. Cremin	Director	July 15, 2015
Robert W. Cremin

/s/ Dr. Hermann Eul	Director	July 15, 2015
Dr. Hermann Eul

/s/ Didier Hirsch	Director	July 15, 2015
Didier Hirsch

/s/ Ronald Jankov	Director	July 15, 2015
Ronald Jankov

/s/ Richard K. Lochridge	Director	July 15, 2015
Richard K. Lochridge

/s/ Donald Macleod	Director	July 15, 2015
Donald Macleod

EXHIBIT INDEX

Exhibit No.	Description	Reference

4.1	Amended and Restated Certificate of Incorporation of Knowles Corporation	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2014

4.2	Amended and Restated By-Laws of Knowles Corporation	Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2014

4.3	Audience, Inc. Amended and Restated 2011 Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.4 to Audience, Inc. Annual Report on Form 10-K filed with the Commission on March 14, 2014

5.1	Opinion of Sidley Austin LLP	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Sidley Austin LLP	Included in Opinion filed as Exhibit 5.1

24.1	Powers of Attorney	Contained in the Signature Page to this Registration Statement